Exhibit 4.4

SEPARATION AGREEMENT

This Separation Agreement (this "Agreement") is made as of September 25, 2011, by and between FIRST NATIONAL ENERGY CORPORATION ("First National"), a Nevada corporation, and PAVANA POWER CORPORATION ("Pavana"), a Nevada corporation, a wholly-owned subsidiary of First National.

RECITALS

WHEREAS, the Board of Directors of First National has determined that it would be advisable and in the best interests of the stockholders of First National for First National to distribute, as of a record date to be agreed by the parties and on a pro rata basis to the holders of First National’s common stock, par value $.001 per share (“First National Common Stock”), without any consideration being paid by the holders of such First National Common Stock, all of the outstanding shares of Pavana common stock, par value $.001 per share (the “Pavana Common Stock”), then owned by First National (the “Distribution”);

WHEREAS, for federal income tax purposes, the Distribution is intended to qualify for tax-free treatment under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Distribution and certain other agreements that will govern the relationship of First National and Pavana following the Distribution.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1.

“Actions” means any action, claim, demand, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative entity, agency or commission or any arbitration tribunal, domestic or foreign.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purpose of this definition, the term “control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing. After the Distribution, First National and Pavana shall not be deemed to be under common control for purposes hereof due solely to the fact that First National and Pavana have common stockholders.

“Agent” means Select Fidelity Transfer Services Ltd, of Fonthill, Ontario, the distribution agent appointed by First National to distribute shares of Pavana Common Stock pursuant to the Distribution.

“Code” has the meaning set forth in the Recitals.

“Contracts” has the meaning set forth in Section 2.1(h).

“Copyrights” means United States and foreign copyrights, both registered and unregistered, along with the registrations and applications to register any such copyrights.

“Corporate Services Agreement” means the Corporate Services Agreement, dated the date hereof, between First National and Pavana.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date determined by the Board of Directors of First National as the date on which the Distribution is payable to holders of First National Common Stock on the Record Date.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“First National” has the meaning set forth in the first paragraph of this Agreement.

“First National Common Stock” has the meaning set forth in the Recitals.

“First National Parties” means First National and its Subsidiaries (including those formed or acquired after the date hereof), other than the Pavana Parties.

“First National Indemnified Parties” has the meaning set forth in Section 10.2.

“Governmental Authority” means any foreign, federal, state, local or other government, governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral body.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“IRS” means the Internal Revenue Service.

“Liability” means any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, fees, expenses, deficiencies, claims or other charges, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

“Material Governmental Approvals and Consents” means any material notices, reports or other filings to be made with or to, or any material consents, registrations, approvals, permits, clearances or authorizations to be obtained from, any Governmental Authority.

“Pavana” has the meaning set forth in the first paragraph of this Agreement.

“Pavana Common Stock” has the meaning set forth in the recitals.

“Pavana Distributable Share” means for each holder of record of First National Common Stock as of the close of business on the Record Date one share of Pavana Common Stock for every one (1) share of First National Common Stock outstanding and held of record by such holder at such time.

“Pavana Indemnified Parties” has the meaning set forth in Section 10.3.

“Pavana Parties” means Pavana and any Subsidiaries of Pavana formed or acquired after the date hereof.

“Pavana Shares” means each share of Pavana Common Stock.

“Party” means the First National Parties or the Pavana Parties.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Privilege” has the meaning set forth in Section 12.8(a).

“Privileged Information” has the meaning set forth in Section 12.8(a).

“Record Date” means the date determined by the Board of Directors of First National as the record date for the Distribution.

“Registration Statement” has the meaning set forth in Section 6.10.

“SEC” means the United States Securities and Exchange Commission.

“Shared Contract” means a Contract with a third Person that directly benefits both the First National Parties and the Pavana Parties.

“Subsidiary” means, when used with reference to any Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person. After the Distribution, First National and Pavana shall not be deemed to be under common control for purposes hereof due solely to the fact that First National and Pavana have common stockholders.

“Third Party Claim” has the meaning set forth in Section 10.6(a).

“Third Party Consents” has the meaning set forth in Section 6.14.

“Trademarks” means all United States, state and foreign trademarks, service marks, logos, trade dress and trade names, whether registered or unregistered, including all goodwill associated with the foregoing, and all registrations and pending applications to register the foregoing.

SECTION 1.2 Interpretation. (a) In this Agreement, unless the context clearly indicates otherwise:

(i)	words used in the singular include the plural and words used in the plural include the singular;

(ii)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii)	reference to any gender includes the other gender;

(iv)	the word “including” means “including but not limited to”;

(v)
reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi)	the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii)
reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii)
reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix)	relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(x)
accounting terms used herein shall have the meanings historically ascribed to them by First National and its Subsidiaries based upon First National’s internal financial policies and procedures in effect prior to the date of this Agreement;

(xi)
if there is any conflict between the provisions of the body of this Agreement and the Exhibits or Schedules hereto, the provisions of the body of this Agreement shall control unless explicitly stated otherwise in such Exhibit or Schedule;

(xii)
the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xiii)
any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xiv)	unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

(b)
This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party shall not apply to any construction or interpretation hereof.

ARTICLE II
THE DISTRIBUTION

SECTION 2.1 Issuance and Delivery of Pavana Shares. Pavana shall issue to First National, in a forward stock split, the number of Pavana Shares required so that the total number of Pavana Shares held by First National immediately prior to the Distribution is equal to the total number of Pavana Shares distributable pursuant to Section 3.2. First National shall deliver to the Agent one or more stock certificates representing all Pavana Shares then issued and outstanding, together with one or more stock power(s) endorsed in blank and, with respect to any uncertificated shares to be distributed pursuant to Section 3.2, shall take such steps as are necessary to permit such shares to be distributed in the manner described in Section 3.2. In its capacity as Pavana’s transfer agent, the Agent will distribute such shares in the manner described in Section 3.2.

SECTION 2.2 Distribution of Pavana Shares. First National shall instruct the Agent to (i) distribute the Pavana Distributable Shares to each holder of record of First National Common Stock at the close of business on the Record Date. Each distributed Pavana Share shall be validly issued, fully paid and non-assessable and free of preemptive rights. The Agent shall deliver a new stock certificate together with an account statement to each new holder of Pavana Common Stock reflecting such holder’s ownership interest in shares of Pavana Common Stock.

SECTION 2.3 Treatment of Fractional Shares. No certificates or scrip representing fractional Pavana Shares shall be issued in the Distribution.

SECTION 2.4 First National Board Action. The First National Board of Directors shall, in its discretion, establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution. The Board of Directors of First National also shall have the right to adjust the Pavana Distributable Share at any time prior to the Distribution. The consummation of the transactions provided for in this Article II shall only be effected after the Distribution has been declared by the First National Board of Directors.

SECTION 2.5 Additional Approvals. First National shall cooperate with Pavana in effecting, and if so requested by Pavana, First National shall, as the majority stockholder of Pavana prior to the Distribution, ratify any actions which are reasonably necessary or desirable to be taken by Pavana to effectuate the transactions referenced in or contemplated by this Agreement in a manner consistent with the terms hereof.

ARTICLE III
CLOSING MATTERS

SECTION 3.1 Delivery of Closing Documents. In order to effectuate the transactions contemplated by Article I, the Parties shall execute and deliver, or cause to be executed and delivered, prior to or as of the Distribution such agreements, stock powers and other things (collectively, the “Closing Documents”) as the Parties shall reasonably deem necessary or appropriate to effect such transactions.

SECTION 3.2 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution, First National shall deliver to Pavana all corporate books and records of the Pavana Parties.

ARTICLE IV
 NO REPRESENTATIONS AND WARRANTIES

SECTION 4.1 No First National Representations or Warranties. Except as expressly set forth herein, First National does not represent or warrant in any way as to the value or freedom from encumbrance of, or any other matter concerning any of the assets and liabilities of Pavana, and the Pavana Parties shall bear the economic and legal risks that any such assets shall prove to be insufficient or that the Pavana Parties’ title to any such assets shall be other than good and marketable and free of encumbrances. Except as expressly set forth in this Agreement, First National does not represent or warrant that the obtaining of the consents or approvals and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments, and the Pavana Parties shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with. Notwithstanding the foregoing, the Parties shall fully cooperate and use commercially reasonable efforts to obtain all consents and approvals and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement.

ARTICLE V
CERTAIN COVENANTS

SECTION 5.1 Material Governmental Approvals and Consents. The Parties will use commercially reasonable efforts to obtain any Material Governmental Approvals and Consents required by the transactions contemplated by this Agreement.

SECTION 5.2 Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Distribution and the other agreements and documents contemplated hereby. Without limiting the generality of the foregoing, each Party shall cooperate with the other Party to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, Contract or other instrument, and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the other agreements and documents contemplated hereby or thereby.

SECTION 5.3 Election of Pavana Board of Directors. Prior to the Distribution, First National agrees to vote all shares of Pavana Common Stock held by it in favor of the nominees to the Board of Directors of Pavana, as set forth on Schedule 5.3.

SECTION 5.4 Registration and Listing. Prior to the Distribution:

(a) First National and Pavana shall cooperate with respect to the preparation of a registration statement on Form S-1, including such amendments or supplements thereto as may be necessary (together, the “Registration Statement”), to effect the registration of the Pavana Common Stock under the Exchange Act. The Registration Statement shall include an information statement to be sent by First National to its stockholders in connection with the Distribution (the "Information Statement"). First National and Pavana shall use commercially reasonable efforts to cause the Registration Statement to become and remain effective under the Exchange Act as soon as reasonably practicable. As soon as practicable, after the Registration Statement becomes effective, First National shall mail the Information Statement to the holders of First National Common Stock.

(b) The Parties shall use commercially reasonable efforts to take all such action as may be necessary or appropriate under state and foreign securities and “Blue Sky” laws in connection with the transactions contemplated by this Agreement.

(c) First National and Pavana shall prepare, and Pavana shall file and seek to make effective, an application for the listing of the Pavana Common Stock on the OTC bulletin board, subject to official notice of issuance. First National shall, to the extent commercially reasonable, give FINRA notice of the Record Date in compliance with Rule 10b-17 of the Securities Exchange Act of 1934, as amended.

(d) The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto that are necessary or appropriate in order to effect the transactions contemplated.

SECTION 5.5 No Noncompetition. After the Distribution, either Party may (i) engage in the same or similar activities or lines of business as the other Party or (ii) do business, or refrain from doing business, with any potential or actual supplier or customer of the other Party.

SECTION 5.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (“Third Party Consents”), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

SECTION 5.7 Conduct of Pavana Business in Ordinary Course. The Parties hereby agree and acknowledge that it is their intent that between the date of this Agreement and the Distribution Date the business of Pavana be operated in the ordinary course of business consistent with past practice, other than such actions (including failures to act) and decisions relating solely to the Distribution which were taken (or not taken) or made with the consent of the other Party (such operation is referred to as the “Ordinary Course").

ARTICLE VI
CONDITIONS TO THE DISTRIBUTION

The obligation of First National to effect the Distribution is subject to the satisfaction or the waiver by First National of each of the following conditions:

SECTION 6.1 Approval by First National Board of Directors. This Agreement and the transactions contemplated hereby, including the declaration of the Distribution, shall have been duly approved by the Board of Directors of First National in accordance with applicable law and the Articles of Incorporation, as amended, and By-Laws of First National.

SECTION 6.2 Receipt of Tax Opinion. First National shall have received an opinion of its tax counsel, which shall not have been rescinded, substantially to the effect that the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code, and that no income, gain or loss will be recognized by First National, Pavana or their respective stockholders upon the Distribution.

SECTION 6.3 Compliance with State and Foreign Securities and “Blue Sky” Laws. The Parties shall have taken all such action as may be necessary or appropriate under state and foreign securities and “blue sky” laws in connection with the Distribution.

SECTION 6.4 SEC Filings and Approvals. The Parties shall have prepared and Pavana shall, to the extent required under applicable law, have filed with the SEC any such documentation that First National reasonably determines are necessary or desirable to effectuate the Distribution, and each Party shall have obtained all necessary approvals from the SEC.

SECTION 6.5 Effectiveness of Registration Statement; No Stop Order. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or, to the knowledge of either of the Parties, threatened by the SEC.

SECTION 6.6 Dissemination of Information to First National Stockholders. Prior to the Distribution, the Parties shall have prepared and mailed to the holders of First National Common Stock such information concerning Pavana, its business, operations and management, the Distribution and such other matters as First National shall reasonably determine and as may be required by law.

SECTION 6.7 Approval of Listing Application. The Pavana Common Stock to be distributed in the Distribution shall have been approved for listing on the OTC Bulletin Board, subject to official notice of issuance.

SECTION 6.8 Consents.

(a) All Material Governmental Approvals and Consents required to permit the valid consummation of the Distribution shall have been obtained without any conditions being imposed that would have a material adverse effect on First National or Pavana; and

(b) First National shall have obtained the Third Party Consents that shall be required in connection with the Distribution, except those for which the failure to obtain such consents, approvals or waivers would not, in the reasonable opinion of First National, individually or in the aggregate have a material adverse effect on First National, Pavana or the consummation of the Distribution.

SECTION 6.9 No Actions. No action, suit or proceeding shall have been instituted or threatened by or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator to restrain, enjoin or otherwise prevent the Distribution or the other transactions contemplated by this Agreement (including a stop order with respect to the effectiveness of the Registration Statement), and no order, injunction, judgment, ruling or decree issued by any court of competent jurisdiction shall be in effect restraining the Distribution or such other transactions.

SECTION 6.10 No Other Events. No other events or developments shall have occurred that, in the judgment of the First National Board of Directors, would result in the Distribution having a material adverse effect on First National or its stockholders.

SECTION 6.11 Satisfaction of Conditions. The satisfaction of the foregoing conditions are for the sole benefit of First National and shall not give rise to or create any duty on the part of First National or the First National Board of Directors to waive or not waive any such condition, to effect the Distribution or in any way limit First National‘s power of termination set forth in Section 12.12.

ARTICLE VII
EXPENSES AND WORKING CAPITAL

SECTION 7.1 Allocation of Expenses. Except as otherwise provided in this Agreement or any other agreement contemplated hereby, or as otherwise agreed to in writing by the Parties, all fees and expenses incurred in connection with the transactions contemplated hereby or thereby, shall be paid by First National. Specifically, (i) First National shall absorb all of the costs associated with the dedication of internal resources and personnel to the transactions contemplated hereby at all times prior to the Distribution Date, and (ii) First National shall pay all fees and expenses that are related directly to the implementation of the Distribution transaction on or prior to the Distribution Date, and any additional costs incurred after the Distribution Date; provided that such expenses do not exceed the sum of $10,000 in the aggregate. In the event that the transaction costs exceed $10,000 in the aggregate (such excess, the “Excess Expenses”) the Pavana Parties shall reimburse First National for the amount, if any, by which the aggregate amount of actual transaction costs exceeds the amount of $10,000. No later than 75 days after the Distribution Date, First National shall notify Pavana in writing of the amount of any Excess Expenses, and the portion thereof that is to be reimbursed pursuant to this Section 7.1, and provide a reasonably detailed accounting of such Excess Expenses.

ARTICLE VIII
INDEMNIFICATION

SECTION 8.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 9.1(b), effective as of the Distribution Date, each Party does hereby, on behalf of itself and its respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of either Party (in each case, in their respective capacities as such), remise, release and forever discharge the other Party, its respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of such Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution; provided, however, that the foregoing shall not impair any right of any Person identified herein to enforce this Agreement.

(b) It is the intent of each of the Parties by virtue of the provisions of this Section 8.1 to provide for a full and complete release and discharge of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between the Parties (including any contractual agreements or arrangements existing or alleged to exist between the Parties on or before the Distribution Date). At any time, at the reasonable request of either Party, the other Party shall execute and deliver releases reflecting the provisions hereof.

SECTION 8.2 Indemnification by Pavana. Except as otherwise provided herein, Pavana shall, and shall cause each of the other Pavana Parties to, indemnify, defend and hold harmless the First National Parties and each of their Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “First National Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the First National Indemnified Parties, in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

(a) any claim that the information included in the Registration Statement or the Information Statement that was supplied by Pavana, is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Distribution Date;

(b) the Pavana Business as conducted by the First National Parties or their Affiliates or predecessors on or at any time prior to the Distribution Date;

(c) the business of Pavana not being operated in the Ordinary Course as a result of any action or failure to act by any Pavana Party, or any of the persons who served (or would have served had such person not retired or his employment been terminated voluntarily or involuntarily) or is serving, in each case, after the Distribution, as a director, officer or employee of any Pavana Party; and

(d) the breach by any Pavana Party of any covenant or agreement set forth in this Agreement, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported.

SECTION 8.3 Indemnification by First National. Except as otherwise provided herein, First National shall indemnify, defend and hold harmless the Pavana Parties and each of their Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Pavana Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Pavana Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

(a) the business (other than the business of Pavana) conducted by the First National Parties or their Affiliates or predecessors on or at any time prior to the Distribution Date;

(b) the assets owned by First National or its Subsidiaries other than the assets of Pavana;

(c) the Liabilities of the First National Parties other than the express liabilities of Pavana;

(d) the business of Pavana not being operated in the Ordinary Course as a result of any action or failure to act by any First National Party or any of the persons who served or is serving, in each case, after the Distribution, as a director, officer or employee of any First National Party;

(e) the breach by any First National Party of any covenant or agreement set forth in this Agreement; and

(f) any claim that the information included in the Registration Statement or the Information Statement that was supplied by First National, is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Distribution Date.

SECTION 8.4 Applicability of and Limitation on Indemnification. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE INDEMNITY OBLIGATIONS UNDER THIS ARTICLE VIII SHALL APPLY NOTWITHSTANDING ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNIFIED PARTY AND SHALL APPLY WITHOUT REGARD TO WHETHER THE LOSS, LIABILITY, CLAIM, DAMAGE, COST OR EXPENSE FOR WHICH INDEMNITY IS CLAIMED HEREUNDER IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY, ANY OTHER THEORY OF LIABILITY OR ARISES AS AN OBLIGATION FOR CONTRIBUTION.

SECTION 8.5 Remedies Cumulative. The remedies provided in this Article VIII shall be cumulative and shall not preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

 SECTION 8.6 Survival. All covenants and agreements of the Parties contained in this Agreement relating to indemnification shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

ARTICLE IX
MISCELLANEOUS

SECTION 9.1 Entire Agreement. This Agreement and the Schedules and Exhibits referred to herein and therein and the documents delivered pursuant hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between the Parties with respect to such subject matter.

SECTION 9.2 Choice of Law and Forum. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Nevada and the federal laws of the United States of America applicable therein, as though all acts and omissions related hereto occurred in Nevada.

SECTION 9.3 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

SECTION 9.4 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 9.5 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

SECTION 9.6 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties.

SECTION 9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their successors and permitted assigns; provided, however, that the rights of either Party under this Agreement shall not be assignable by such Party without the prior written consent of the other Party. The successors and permitted assigns hereunder shall include, without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

SECTION 9.8 Third Party Beneficiaries. Except to the extent otherwise provided herein, the provisions of this Agreement are solely for the benefit of the Parties and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement.

SECTION 9.9 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by facsimile when confirmation of transmission is received, (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (iv) if sent by private courier when received; and shall, for notice purposes hereunder, be addressed to the Parties at their principal business addresses registered with the Nevada Secretary of State, or to such other address as a Party may indicate by a notice delivered to the other Party.

SECTION 9.10 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

SECTION 9.11 No Public Announcement. Neither First National nor Pavana shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law or the rules of any stock exchange or quotation system, in which case the other Party shall be advised and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and SEC disclosure obligations or the rules of any stock exchange.

SECTION 9.12 Termination. Notwithstanding any provisions hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of First National without the prior approval of any Person. In the event of such termination, this Agreement shall forthwith become void and no Party shall have any liability to any Person by reason of this Agreement, except that First National shall be liable for any costs and expenses, including reasonable attorneys’ fees, prior to or arising out of such termination.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

" First National"	FIRST NATIONAL ENERGY CORPORATION

	By:	/s/ Gregory Sheller
Gregory Sheller
Chief Executive Officer

PAVANA POWER CORPORATION
"Pavana"
	By:	/s/ Peter Wanner
Peter Wanner
Chief Financial Officer

CORPORATE SERVICES AGREEMENT

THIS AGREEMENT for the performance of corporate services is dated as of September 25, 2011, between First National Energy Corporation, a Nevada corporation (“First National”), and Pavana Power Corporation, a Nevada corporation (“Pavana”), and, as of the date hereof, a wholly-owned subsidiary of First National.

WHEREAS, First National, through its subsidiary, Pavana, is engaged in the business of developing wind power projects in India (the “Pavana Business”);

WHEREAS, First National has determined that it would be in the best interests of its stockholders to conduct a spinoff of its ownership shares of Pavana;

WHEREAS, the date on which the above transaction is to become effective is referred to as the “Distribution Date” as defined in that certain Separation Agreement between First National and Pavana, dated as of the date hereof; and

WHEREAS, the parties hereto deem it to be appropriate and in the best interests of Pavana and First National that First National provide certain services to Pavana to facilitate the transaction described above on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1. Description of First National Services. First National shall, subject to the terms and provisions of this Agreement:

(a) provide Pavana with general services of a financial, technical, commercial, administrative and/or advisory nature, with respect to the Business, as set forth on Exhibit A hereto; and

(b) assist Pavana in the efficient transfer of each of the services provided by First National under this Agreement to Pavana, including training of the Pavana personnel primarily responsible for each of the services going forward, or to a third party designated by Pavana; and

(c) render such other specific services as Pavana may from time to time reasonably request, subject to First National’s discretion and its being in a position to supply such additional services at the time of such request.

Unless otherwise specifically provided on Exhibit A, First National will provide each of the services until December 31, 2013. Pavana may, at its option, upon no less than thirty (30) days' prior written notice (or such other period as the parties may mutually agree in writing), direct First National to provide no longer all or any category of such services.

2. Consideration for First National Services. Pavana shall pay First National in accordance with this Section 2 and First National shall accept as consideration for the services rendered to Pavana hereunder the following service charges:

(a) for the services rendered by First National for or on behalf of Pavana pursuant to Section 1, Pavana will be charged certain fees to be negotiated and agreed to by the parties at the time such services are requested.

3. Terms of Payment. First National shall submit in writing an invoice covering its charges to Pavana for services rendered hereunder. Such invoice shall be submitted on a monthly basis and shall contain a summary description of the charges and services rendered. Payment shall be made no later than thirty (30) days after the invoice date.

4. Method of Payment. All amounts payable by Pavana for the services described on Exhibit A shall be remitted to First National in United States dollars to a bank to be designated in the invoice or otherwise in writing by First National, unless otherwise provided for and agreed upon in writing by the parties. Detailed billing information will be provided upon request.

5. WARRANTIES. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.

6. Limitation on Liability.

(a) In no event shall either party have any liability, whether based on contract, tort (including, without limitation, negligence), warranty or any other legal or equitable grounds, for any punitive, consequential, special, indirect or incidental loss or damage suffered by the other party arising from or related to this Agreement, including without limitation, loss of data, profits (excluding profits under this Agreement), interest or revenue, or use or interruption of business, even if such party is advised of the possibility of such losses or damages.

(b) The limitations set forth in Section 6(a) above shall not apply to liabilities which may arise as the result of (i) willful misconduct or gross negligence of First National or its subsidiaries or Pavana or its subsidiaries, (ii) amounts inadvertently overpaid by either party, or (iii) amounts for charges otherwise due and payable under this Agreement.

(c) In no event will First National’s liability, whether based on contract, tort (including without limitation, negligence), warranty or any other legal or equitable grounds, exceed in the aggregate the amount of fees paid to First National under this Agreement.

7. Termination. This Agreement shall terminate on December 31, 2013, but may be terminated earlier in accordance with the following:

(a) upon the mutual written agreement of the parties;

(b) by either Pavana or First National for material breach of any of the terms hereof by First National or Pavana, as the case may be, if the breach is not corrected within thirty (30) calendar days after written notice of breach is delivered to the defaulting party;

(c) by either Pavana or First National forthwith, upon written notice to First National or Pavana, as the case may be, if First National or Pavana, as the case may be, shall become insolvent or shall make an assignment for the benefit of creditors, or shall be placed in receivership, reorganization, liquidation or bankruptcy;

(d) by First National forthwith, upon written notice to Pavana, if, for any reason, the ownership or control of Pavana or any of Pavana’s operations, becomes vested in, or is made subject to the control or direction of, any direct competitor of First National’s products, service or industrial businesses, or any governmental or regulatory authority; or

(e) by Pavana forthwith, upon written notice to First National, if for any reason, the ownership or control of First National or any of First National‘s operations becomes vested in, or is made subject to the control or direction of, any direct competitor of Pavana, or any governmental or regulatory authority.

Upon any such termination, each party shall be compensated for all services performed to the date of termination in accordance with the provisions of this Agreement.

8. Performance. The services rendered by First National hereunder shall be performed in the same manner and with the same skill and care as First National employs in service of its own business.

9. Independent Contractor. First National is providing the services pursuant to this Agreement as an independent contractor and the parties hereby acknowledge that they do not intend to create a joint venture, partnership or any other type of agency between them.

10. Confidentiality. The specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a party in conjunction herewith are confidential and are subject to the terms of the Confidentiality provisions of the Distribution Agreement.

11. Ownership of Information. Any information owned by one party or any of its subsidiaries that is provided to the other party or any of its subsidiaries pursuant to this Agreement shall remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

12. Records. First National shall maintain and retain records related to the provision of the services under this Agreement consistent with First National’s historical policies regarding its own retention of records. As needed from time to time during the period in which services are provided, and upon termination of the provision of any service, the parties agree to provide each other with records related to the provision of the services under this Agreement to the extent that (i) such records exist in the ordinary course of business, (ii) such records do not involve the incurrence of any material expense to the party providing such records, and (iii) such records are reasonably necessary for such party to comply with its obligations under this Agreement or applicable law.

13. Amendment. This Agreement may be modified or amended only by the agreement of the parties hereto in writing, duly executed by the authorized representatives of each party.

14. Force Majeure. Any delays in or failure of performance by any party hereto, other than the payment of money, shall not constitute a default hereunder if and to the extent such delays or failures of performance are caused by occurrences beyond the reasonable control of such party, including, but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war; riots or strikes or other concerted acts of personnel; or any causes, whether or not of the same class or kind as those specifically named above, which are not within the reasonable control of such party, and which by the exercise of reasonable diligence, such party is unable to prevent.

15. Assignment. This Agreement shall not be assignable by either party hereto without the prior written consent of the other party hereto. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee.

16. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or mailed by registered or certified mail (return receipt requested) be addressed to the Parties at their principal business addresses registered with the Nevada Secretary of State, or to such other address as a Party may indicate by a notice delivered to the other Party.

17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, U.S.A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FIRST NATIONAL ENERGY CORPORATION

By:	/s/ Gregory Sheller
Gregory Sheller
President and Chief Executive Officer

PAVANA POWER CORPORATION

By:	/s/ Peter Wanner
Peter Wanner
Chief Financial Officer

EXHIBIT A
SERVICES TO BE RENDERED BY FIRST NATIONAL

Tax Services

First National will provide advice and counsel on tax planning issues relating to the preparation of U.S. federal income and excise tax, and state and local income, franchise, property and sales tax return. Such tax planning services will be provided at a cost of $250 per hour and will be available for 6 months after the Distribution Date.

Accounting Services

First National will provide such accounting services to Pavana as Pavana shall determine necessary from time to time.